Exhibit 99.1

Estrella Immunopharma Completes First Dose Cohort in STARLIGHT-1 Trial and Receives Approval to Initiate Higher Dose Cohort

Emeryville, California, February 19, 2025 – Estrella Immunopharma, Inc. (NASDAQ: ESLA, ESLAW) (“Estrella” or the “Company”), a clinical stage biopharmaceutical company developing CD19-targeted ARTEMIS® T-cell therapies to treat cancer and autoimmune diseases, today announced the successful completion of the first dose cohort in its ongoing STARLIGHT-1 Phase I/II clinical trial. Following a review of safety and efficacy data, the Data and Safety Monitoring Board (DSMB) has approved the initiation of the second dose cohort, which will administer 5 million receptor-positive T cells per kilogram of body weight of EB103 CD19-Redirected ARTEMIS® T-cell therapy.

The first dose cohort included patients with relapsed/refractory B-cell non-Hodgkin lymphoma (“NHL”) who have failed multiple prior lines of therapy. Preliminary data from this cohort demonstrated a favorable safety profile, with no dose-limiting toxicities (DLTs) or treatment-related serious adverse events (SAEs) observed. Additionally, tumor response, were noted in all patients at Month 1.

The STARLIGHT-1 trial is an open-label, dose-escalation, multi-center study designed to evaluate the safety, tolerability, and preliminary efficacy of EB103 in adult patients with relapsed/refractory B-cell NHL. The trial follows a standard 3+3 dose-escalation design, with the goal of evaluating the safety profile, the pharmacokinetics of EB103 and determining the Recommended Phase II Dose (RP2D).

“The safety and early efficacy data from the first dose cohort are encouraging. We look forward to evaluating the higher dose cohort to further understand the potential of EB103 as a transformative therapy for patients with relapsed/refractory B-cell NHL.” said Cheng Liu, Ph.D., President and CEO of Estrella Immunopharma.

About EB103

EB103, a T-cell therapy, also referred to as Estrella’s “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes ARTEMIS® technology licensed from Eureka Therapeutics, Inc. (“Eureka”), Estrella’s parent company. Unlike a traditional CAR-T cell, the unique design of an ARTEMIS® T-Cell, like EB103 T-cell, allows it to be activated and regulated upon engagement with cancer targets that use a cellular mechanism more closely resembling the one from an endogenous T-cell receptor. Once infused, EB103 T-cells seek out CD19-positive cancer cells, bind to these cells, and destroy them.

About Estrella Immunopharma

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer and other diseases. To accomplish this mission, Estrella’s lead product candidate, EB103, utilizes Eureka’s ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies.

For more information about Estrella, please visit www.estrellabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including but not limited to those regarding the potential benefits and therapeutic advantages of EB103 and ARTEMIS® T-cell therapy, the anticipated progress and milestones of the STARLIGHT-1 Phase I/II clinical trial, and the future development plans for EB103, are based on our management’s current expectations, estimates, forecasts, and projections about the industry and markets in which we operate and our management’s current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors that could cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Investor Relations

Estrella Immunopharma, Inc.

IR@estrellabio.com